EXHIBIT 99.1
                             ACCESS NEWS

Contact: Company                                  Contact: Investor Relations
Kerry P. Gray                                            Donald C. Weinberger
President & CEO                                                 Wolfe Axelrod
(214) 905-5100                                                 (212) 370-4500


                   ACCESS PHARMACEUTICALS, INC. ANNOUNCES
            FOURTH QUARTER AND FULL-YEAR 2004 FINANCIAL RESULTS

DALLAS, TEXAS, March 31, 2005, ACCESS
PHARMACEUTICALS, INC. (AMEX: AKC) today reported its results for the fourth quarter and full year ended December 31, 2004. The Company reported a net loss for the fourth quarter of $2,906,000 or $.18 per share, compared to a net loss of $2,634,000 or $.19 per share for the corresponding quarter in 2003. For the full year the net loss was $10,238,000 or $0.68 per share in 2004 compared to a net loss of $6,935,000 or $0.52 per share, for the year ended December 31, 2003. The results in 2003 include miscellaneous income of $2.3 million resulting from the settlement of a dispute related to the supply of Aphthasol(R).

Revenue in the fourth quarter of 2004 was $276,000 compared to $208,000 in 2003, reflecting an increase in product sales ($245,000) and royalty income ($8,000) offset by lower licensing revenues
($185,000). For the full year revenue decreased to $549,000 compared with $1,295,000 in 2003. The decrease in licensing revenues ($625,000) and product sales ($181,000) accounted for the decreased revenues in 2004 but were partially offset by the increased royalty ($60,000) for Zindaclin(R) sales.

Operating expenses in the fourth quarter of 2004 were $2,886,000 an increase of $296,000 compared with 2003. This increase in the fourth quarter was due to increased depreciation, amortization and impairment ($111,000); increased production costs
($108,000) due to Aphthasol(R) sales; increased research and development expense ($38,000), reflecting production and testing costs for Aphthasol(R) and startup production costs associated with OraDisc(TM) A; and increased general and administrative expense ($39,000). Full year 2004 operating expenses increased $120,000 to $9,628,000. Increased expenditures on general and administration costs ($685,000) as a result of higher professional fees ($339,000) in part due to

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Sarbanes-Oxley compliance and new business
consulting expense ($88,000), increased healthcare consultant costs ($140,000) and patent expense
($51,000) and by increased depreciation, amortization and impairment ($152,000) resulting from the impairment of a license and acquisition of additional capital assets. These increases were offset by lower research and development expenses
($679,000) and cost of product sales ($38,000). The reduction in 2004 research and development expense reflects lower OraDisc(TM) A clinical development costs ($622,000) and the completion of one of our polymer platinate clinical trials ($374,000). These decreases were partially offset by the expansion of our scientific organization, ($269,000), the cost of our Australian operations ($132,000) and higher start-up costs for both Aphthasol(R) and OraDisc(TM) A.

Loss from operations in the fourth quarter of 2004 was $2,610,000, an increased loss of $228,000 over 2003, and for the full year the operating loss increased by $866,000 to $9,079,000.

Interest and other income/expense decreased by $44,000 for the three month period ended December
31, 2004 compared with the same period in 2003.
Interest and other income/expense decreased by $2,437,000 in 2004 compared with the same period in 2003 as a result of the previously reported settlement agreement.

Kerry P. Gray, President and CEO of Access, stated,
"Compared with our operating plan we have been able to maintain our expenses in line with our projections despite a number of significant expenses that were not planned. The major additional expenses were Sarbanes-Oxley compliance and a non-cash impairment charge for the write-off of a license for a technology which in no longer a part of our focus. In addition we engaged a healthcare consulting firm to assist us in evaluating our technology portfolio to focus our efforts on maximizing shareholder value. Our revenue was below our planned level due to delays in the re-introduction of Aphthasol in the United
States, approval of this product in Europe and licensing revenues."

2004 has been a year of achievement for the company. Since the beginning of 2004 significant progress, has been made including:

- Receipt of FDA approval of OraDisc(TM) A.

- Receipt of approvals in 10 European Union markets for Amlexanox 5% paste.

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- The publishing of positive Phase I clinical
  trials results for AP5346.

- Generation of additional preclinical data supporting AP5346 including a study in a platinum resistant model showing superiority to both cisplatin and oxaliplatin.

- Development of exciting preclinical data with numerous chemotherapeutics demonstrating the potential to significantly enhance the polymer therapeutics approach in cancer therapy through optimization of the formulation parameters.

- The advancement towards commercialization of our lead OraDisc(TM) products.

- Expansion of our OraDisc(TM) technology through additional development candidates in major market segments and further technology improvements.

- Significant expansion of the preclinical database supporting our nanoparticle aggregate technology and vitamin mediated oral delivery.

- Execution of a licensing agreement with Wyeth
  Consumer Healthcare, a division of Wyeth, granting
  Wyeth the North American rights to market an OTC product utilizing our OraDisc(TM) technology.

- Expansion of our strategic partnering discussions.

Mr. Gray continued, "The receipt of FDA approval for OraDisc A and the European approval for Aphthasol were significant achievements for the company, particularly OraDisc A, which we took from concept to FDA approval in under four years. The developments in our oncology program are also very exciting, not only the positive data we continue to generate with AP5346 but also the preclinical data we have produced for our next generation compounds.
While we continue to expand our out-licensing activities, we are disappointed that our product licensing is behind where we anticipated, however, we are optimistic that we will achieve positive developments in the near term."

During the upcoming twelve months our plans include the achievement of numerous commercial and development milestones including:

- Initiation of the next clinical development phase for AP5346.

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Access Pharmaceuticals, inc.
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- Commencement of US clinical studies for AP5346.

- Initiation of Phase I clinical development for our next generation cancer compound.

- Additional licensing agreements for a number of our products and technologies.

- Product launches in Europe and the US both for existing approved products and our OraDisc(TM) products.

- Advancement of preclinical technologies toward clinical development.

"We believe that benefits associated with our achievements in 2004 will begin to be realized in 2005 with expansion of our commercial activities taking in the United States and Europe. Our development effort will focus on advancing our oncology program, taking AP5346 through its next stage of clinical development and our next generation compound through preclinical development and into Phase I clinical trials. Additionally, we plan to continue to develop our OraDisc franchise to provide an ongoing revenue stream and enhance the value of this asset," Mr. Gray stated.

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R) and is developing products for other oral indications.
Access is also developing unique polymer platinates for use in the treatment of cancer and has an extensive portfolio of advanced drug delivery technologies including vitamin mediated targeted delivery, oral delivery, and nanoparticle aggregates.

This press release contains certain statements that are forward-looking within the meaning of Section
27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the result of our polymer platinate program, the results of preclinical and clinical studies for our polymer platinate products, projected royalty and milestone payments, the OraDisc(TM) program including manufacturing, marketing and sales of the product, and our ability to achieve milestones and near-term positive cash flow our expected commercial and development milestones in 2005 and our planned expansion of our commercial activities in the US and Europe. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, our ability to repay our outstanding convertible debt obligations, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products
Aphthasol(R) and products in development including polymer platinate, and OraDisc(TM), our ability to develop products from our platform technologies, our ability

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to manufacture amlexanox products in
commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed by us with the Securities and Exchange Commission.

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            Access Pharmaceuticals, Inc. and Subsidiaries

                  CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)


                                  Three months ended Twelve months ended
                                   December 31,       December 31,
                             ------------ ------------ ------------ ------------
                                 2004         2003         2004         2003
                             ------------ ------------ ------------ ------------
Revenues
Licensing revenues            $    7,000   $  192,000   $  104,000   $  729,000
Product sales                    245,000            -      351,000      532,000
Royalty income                    24,000       16,000       94,000       34,000
                             ------------ ------------ ------------ ------------
Total revenues                   276,000      208,000      549,000    1,295,000

Expenses
Research and development       1,586,000    1,548,000    5,417,000    6,096,000
Cost of product sales            142,000       34,000      239,000      277,000
General and administrative       874,000      835,000    3,199,000    2,514,000
Depreciation and amortization    284,000      173,000      773,000      621,000
                             ------------ ------------ ------------ ------------
Total expenses                 2,886,000    2,590,000    9,628,000    9,508,000

Loss from operations          (2,610,000)  (2,382,000)  (9,079,000)  (8,213,000)

Other income (expense)
Interest and miscellaneous income 25,000      73,000       226,000    2,559,000
Interest and other expense      (321,000)   (325,000)   (1,385,000)  (1,281,000)
                             ------------ ----------- ------------- ------------
                                (296,000)   (252,000)   (1,159,000)   1,278,000
                             ------------ ----------- ------------- ------------
Net income (loss)            $(2,906,000 $(2,634,000) $(10,238,000) $(6,935,000)
                             ============ =========== ============= ============

Basic and diluted income
 (loss) per common share          $(0.18)     $(0.19)       $(0.68)      $(0.52)
                             ============ =========== ============= ============

Weighted average basic and diluted
  common shares outstanding   15,522,742  13,358,748    15,162,256   13,266,733
                             ============ =========== ============= ============


                           BALANCE SHEET DATA

                                     December 31, 2004  December 31, 2003
                                       --------------     --------------
Cash and cash equivalents               $  1,775,000       $    727,000
Short-term investments and
  certificates of deposit                    486,000          1,860,000
Restricted cash                            1,285,000            649,000
Accounts receivable and inventory            916,000          1,334,000
Total assets                              11,090,000         11,811,000
Convertible notes and other obligations   14,110,000         14,361,000
Accumulated deficit                      (64,465,000)       (54,227,000)
Total stockholders' deficit               (6,661,000)        (5,825,000)

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